Exhibit 8.1

Subsidiaries of REE Automotive Ltd.

REE Automotive USA Inc. (United States)
REE Automotive Holdings Inc. (United States)
REE Automotive UK Limited (Great Britain)
REE Automotive GmbH (Germany)
REE Automotive Japan, K.K. (Japan)